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INVESTMENT OPPORTUNITY

cardax

US Capital Global Cardax Preferred, LLC

MEMBERSHIP UNITS $10,000,000

INVESTMENT OVERVIEW

CARDAX, INC.

Focusing on the Source of Inflammation



COMPANY OVERVIEW

Cardax is a development stage biopharmaceutical company primarily focused on the development of pharmaceuticals for chronic diseases driven by inflammation. Cardax also markets a dietary supplement for inflammatory health.

The pharmaceutical business unit is currently developing two candidates. **CDX-101**, an astaxanthin pharmaceutical candidate, is being developed for cardiovascular inflammation and dyslipidemia, with a target initial indication of severe hypertriglyceridemia. **CDX-301**, a zeaxanthin pharmaceutical candidate, is being developed for macular degeneration. The Company's pharmaceutical candidates are currently in pre-clinical development.

THE OPPORTUNITY

Transaction Analysis: Cardax is seeking to raise $10,000,000 through the issuance of convertible preferred stock primarily for drug development, working capital, and debt servicing.

PRODUCT PLATFORM


PHARMACEUTICAL CANDIDATES
DISCOVERY
PRECLINICAL
CLINICAL
CDX-101 (ASTAXANTHIN RX CANDIDATE) for SEVERE HYPERTRIGLYCERIDEMIA
CDX-301 (ZEAXANTHIN RX CANDIDATE) for MACULAR DEGENERATION
DIETARY SUPPLEMENTS
DEVELOPMENT
LAUNCH
MARKETING
ZANTHOSYN® (ASTAXANTHIN SUPPLEMENT) for INFLAMMATORY HEALTH*

- **CDX-101** is an astaxanthin pharmaceutical candidate in pre-clinical development for cardiovascular inflammation and dyslipidemia, with a target initial indication of severe hypertriglyceridemia.

- **CDX-301** is a zeaxanthin pharmaceutical candidate in pre-clinical development for macular degeneration.

- **ZanthoSyn®** is a physician recommended astaxanthin dietary supplement for inflammatory health.*

The products aim to provide a combination of the following benefits:

- Excellent safety profile that supports chronic use
- Broad anti-inflammatory activity and pleiotropic effects that support many potential applications
- Oral dosing convenience
- Scalable manufacturing
- Economical pricing

MARKET & COMPETITION

The Company is targeting mass markets for diseases and health conditions driven by chronic inflammation. In these large markets, Cardax believes safe anti-inflammatories with economical pricing and high penetration will be the solution.

Please refer to the Investment Summary for an in-depth discussion of the Company's target product platform and market & competition.

MANAGEMENT TEAM

Board of Directors

Chairman: George W. Bickerstaff
Director: David G. Watumull, CEO, co-founder
Director: Terence A. Kelly, Ph.D.
Director: Michele Galen
Director: Makarand Jawadekar, Ph.D.
Director: Elona Kogan

Executive Officers

CEO: David G. Watumull
COO: David M. Watumull
CFO: John B. Russell, CPA

*This statement has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease.

US Capital Global Securities
555 Montgomery Street, Suite 1501
San Francisco, CA 94111

T +1 415 889 1010
F +1 415 358 5665
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DEAL STRUCTURE

Company	Cardax, Inc.
Ticker / Exchange	CDXI / OTCQB
Sector / Industry	Health Care / Pharmaceutical
Stage	Pre-clinical development
Headquartered	Honolulu, HI, US
Issuing	Convertible Preferred Stock[1]
Price	$25 per share
Liquidation Preference	$25 per share
Redeemable	Yes
Call Date	October 15, 2023, and any time after
Perpetual	Yes
Dividend	8% per annum, payable if redeemed or upon liquidation[2]
Cumulative	Yes
Conversion Ratio / Price	1:5 / $5 per common share, from and after October 15, 2022
Shares Offered	400,000



POOLED INVESTMENT VEHICLE

Issuer	US Capital Global Cardax Preferred, LLC
Offering	Up to $10 million in Membership Units (the "Offering")
Price / Minimum Purchase	$25,000 / 1 Unit
Placement Agent	US Capital Global Securities, LLC
Placement Agent Commission	8.00% cash; 7.00% warrants paid by Company[3]

US Capital Global Securities, LLC ("USCGS") is offering 400 Membership Units in US Capital Global Cardax Preferred, LLC, a Pooled Investment Vehicle (the "PIV" or "Issuer") on a "best efforts" basis. The PIV will be managed by US Capital Investment Management, LLC ("USCGIM" or the "Manager"), investing in preferred shares of Cardax, Inc. ("Cardax" or the "Company"). The Company will use the proceeds primarily for drug development, working capital, and debt servicing.

CONTACT

Frank Villarreal, Vice President at US Capital Global Securities LLC
Email: fvillarreal@uscgs.com
Phone: +1 415-889-1047

RISKS[4]

An investment in the Company's common stock, any securities convertible into or exercisable for its common stock, or any other security that may be issued by it involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in its Annual Report on Form 10-K, before making an investment decision.

The Company's common stock:

- is currently traded in the over-the-counter market with limited trading activity.
- has a limited trading market, which could affect the ability to sell shares and the price received.
- may be affected by market conditions beyond the Company's control which may affect the ability to sell the securities and may result in price volatility.
- may become subject to penny stock regulations and restrictions and if it is subject to such regulations and restrictions there may be difficulty selling shares of its common stock.
- may be affected by the substantial number of outstanding options, warrants, and other convertible securities, which may cause significant dilution to stockholders.

The Company:

- has a history of operating losses and has received a going concern opinion from its auditors.
- has incurred substantial net losses since its inception and may continue to incur losses for the foreseeable future.
- may be unable to continue as a going concern as it is dependent upon its ability to obtain additional capital and implement its business plan.
- would experience a substantial reduction in its revenues if it lost its largest customer.
- is highly dependent on its senior management and certain consultants or other advisors and the loss of services of any member of its senior management could have a material adverse effect on its business, prospects, financial condition, and results of operations.
- has limited experience in managing communications with regulatory authorities, filing new drug applications, submitting promotional materials, and generally directing the regulatory processes.
- will need to obtain certain additional functional capability, including regulatory, sales, quality assurance and control.
- and its business may be impacted by healthcare and insurance legislation which may increase the difficulty and cost for it to commercialize its products and affect the prices they may obtain.
- may be unable to obtain and maintain protection of its intellectual property, the value of its products may be adversely affected.
- does not intend to pay dividends on its common stock. However, the Company is issuing Series A Preferred with a cumulative dividend.

DISCLAIMER

1. There is currently no public market for the Company's preferred stock. Its common stock is currently listed on the OTC market.
2. Company does not intend to pay dividends on its common stock and will pay pro-rata with common stockholders on other distributions.
3. Cashless warrants expiring after 5 years, 1/2 of the warrants are only exercisable after 12 months.
4. For additional risk disclosures refer to the Private Placement Memorandum, including Exhibit 3 thereto, as well as the current regulatory filings for the Company located at https://ir.cardaxpharma.com/all-sec-filings.